Exhibit 3.57

CHARTER
(For-Profit Corporation)

The undersigned acting as incorporator(s) of a for-profit corporation under the provisions of the Tennessee Business Corporation Act adopts the following Articles of Incorporation.

1. The name of the corporation is
SARC/Asheville, Inc.

[NOTE: Pursuant to Tennessee Code Annotated § 48-14-101(a)(1), each corporation name must contain the words corporation, incorporated, or company or the abbreviation corp., Inc., or co.]

2 The number of shares of stock the corporation is authorized to issue is 1000

3 The name and complete address of the corporation’s initial registered agent and office located in the State of Tennessee is
Charles T. Neal
(Name)

3401 West End Ave., Suite 120	Nashville	TN 37203
(Street Address)	(City)	(State/Zip Code)

Davidson
(County)

4 List the name and complete address of each incorporator
Patrick R. Rooney		3401 West End Ave., Suite 120, Nashville, TN 37203
(Name)	(Include Street Address, City, State and Zip Code)

(Name)	(Street Address, City, State and Zip Code)

(Name)	(Street Address, City, State and Zip Code)

5 The complete address of the corporation’s principal office is
3401 West End Ave., Suite 120	Nashville	TN 37203
(Street Address)	(City)	(State/Zip Code)

6 The corporation is for profit

7 If the document is not to be effective upon filing by the Secretary of State, the delayed effective date and time are

Date	Time	(Not to exceed 90 days.)

8 Other Provisions
See attached Rider

January 24, 2001		/s/ Patrick R. Rooney
Signature Date		Incorporator’s Signature

/s/ Patrick R. Rooney
(Incorporator’s Name (typed or printed)

SS-4417 (Rev. 10/99)		RDA 1678

RIDER TO CHARTER OF
SARC/ASHEVILLE, INC.

1.             A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) under Section 48-18-304 of the Tennessee Business Corporation Act. If the Tennessee Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.             The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent Permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust; or other enterprise (an “Indemnitee”). The Company may, to the full extent of the law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be declared to limit the right of the Corporation to indemnify any other person for such expense (including Attorney’s fees) judgements, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other right to which any person seeking Indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity, and as to action in his afficial capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnity, (a) in any proceeding by the Corporation against such Indemnitee (b) in the event one board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 48-19-502 of the Tennessee Business Corporation Act, or (c) if a judgment or other final adjudication adverse to the lndemnitee establishes his liability (x) for any breach of the duty of loyalty to the Corporation or its shareholders, (y) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (z) under Section 48-18-304 of the Tennessee Business Corporation Act.